As filed with the Securities and Exchange Commission on July 22, 2022
File No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________
UNION BANKSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Vermont	03-0283552
(State or other jurisdiction	(IRS Employer
of incorporation or Organization)	Identification Number)

20 Lower Main St., P.O. Box 667
Morrisville, VT 05661-0667
(Address of principal executive offices)

2014 EQUITY INCENTIVE PLAN, as amended
(Full title of the Plan)

David S. Silverman	With a copy to:
President and Chief Executive Officer	Denise J. Deschenes, Esq.
Union Bankshares, Inc.	Primmer Piper Eggleston & Cramer PC
20 Lower Main St., P.O. Box 667	106 Main Street, P.O. Box 349
Morrisville, VT 05661-0667	Littleton, NH 03561-0349
Telephone: (802) 888-6600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: The Registrant registered 50,000 shares of common stock, $2.00 par value per share (“Common Stock”), on Form S-8 filed on December 1, 2016 (Registration No. 333-214858) for issuance pursuant to equity compensation awards under the Registrant’s 2014 Equity Incentive Plan (the “Plan”). The Plan was amended by vote of the shareholders of the Registrant at the 2022 annual meeting to authorize an additional 100,000 shares of Common Stock for issuance pursuant to awards under the Plan, as amended. This Registration Statement is being filed to register such additional shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information*

Item 2.    Registrant Information and Employee Plan Annual Information*

* The information specified in Part I of Form S-8 contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) The document(s) containing the information specified in this Part I will be sent or given to participants in the 2014 Equity Incentive Plan, as amended, in accordance with Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Certain Documents by Reference

The following documents previously filed by Union Bankshares, Inc. (“Union” or the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement:

(a)Union’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 24, 2022 and amended on Form 10-K/A filed with the Commission on April 12, 2022;

(b)Union’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 13, 2022;

(c)Union’s Current Reports on Form 8-K filed with the Commission on January 20, 2022; February 3, 2022; April 20, 2022; May 6, 2022; and May 19, 2022; and

(d)The description of Union’s Common Stock contained in Exhibit 4.1 to Union’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, updating the description contained in Union’s amended Registration Statement on Form 8-A/A, filed with the Commission on September 2, 2008 under Section 12 of the Exchange Act, and any subsequent amendments or reports filed for the purpose of updating such description.

All reports or other documents subsequently filed by Union pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.    Description of Securities.

    Not applicable.

Item 5.    Interests of Names Experts and Counsel

    Not applicable.

Item 6.    Indemnification of Directors and Officers

Indemnification

Vermont Business Corporation Act. Union is a Vermont corporation subject to applicable provisions of the Vermont Business Corporation Act (“VBCA”) (codified at Title 11A of the Vermont Statutes Annotated). Sections 8.50 through 8.58 of the VBCA contain provisions governing the indemnification of corporate directors, officers, employees and agents. In general, the VBCA permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to a legal proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses (including reasonable attorney's fees), judgments, fines, penalties and amounts paid in settlement in connection with such proceeding if (i) he or she acted in good faith and (ii) in the case of conduct in the individual’s official capacity, he or she reasonably believed that his or her conduct was in the best interests of the corporation, or in the case of conduct outside the individual’s official capacity, he or she reasonably believed that such conduct was at least not opposed to the corporation’s best interests. With respect to any proceeding brought by a governmental entity, the indemnified individual must have had no reasonable cause to believe his or her conduct was unlawful and the individual must not have been finally found to have engaged in a reckless or intentional unlawful act. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including reasonable attorneys' fees) incurred by such person in connection with the proceeding and only if the individual has not been adjudged to be liable to the corporation, except to the extent that the court in such proceeding determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Additionally, a corporation is required to indemnify its directors and officers against reasonable expenses to the extent that such directors or officers have been wholly successful on the merits or otherwise in defense of any legal proceeding referred to above.

Indemnification may be made by a corporation only in the manner prescribed by the statute upon a finding that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the VBCA. Statutory indemnification rights are not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or while serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another entity, employee benefit plan or enterprise, whether or not the corporation would have the power to indemnify him against such liability under Sections 8.51 (Authority to Indemnify) or 8.52 (Mandatory Indemnification) of the VBCA.

Bylaws. Article VI of Union’s Amended and Restated Bylaws, as in effect on the date of this Registration Statement, addresses indemnification of directors, officers and others and provides in its entirety as follows:

ARTICLE VI
INDEMNIFICATION AND INSURANCE

Section 6.1.In General. The Corporation shall indemnify its Directors, and, by affirmative vote of a majority of its Directors, may indemnify its officers, employees and agents, against any liability incurred by any of them in any Proceeding in their capacity as such, to the fullest extent permitted by applicable law, in accordance with the provisions of this Article VI and the VT BCA. For purposes of this Article VI, the term “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Section 6.2.Mandatory Indemnification of Directors; Permissive Indemnification of Officers and Others. The Corporation shall indemnify any Director, and may indemnify any other person, who was or is a party or is threatened to be made a party to any Proceeding, by reason of the fact that he is or was (i) serving as a director, officer, employee or agent of the Corporation, or (ii) is or was serving at the request of the Corporation as director, officer, trustee or fiduciary, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan or trust, against all expenses (including attorney’s fees and court costs), judgments, liabilities, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred or suffered by him or her in connection with such Proceeding, provided he or she satisfied the applicable standard of conduct in Section 8.51 of the VT BCA. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the applicable standard of conduct.

Section 6.3.Mandatory Indemnification of Officers in Some Circumstances. Notwithstanding anything to the contrary in Sections 6.1 or 6.2, the Corporation shall indemnify any officer who was wholly successful, on the merits or otherwise, in the defense of any Proceeding to which the officer was a party because he or she is or was an officer of the Corporation, against reasonable expenses incurred by the officer in connection with the Proceeding.

Section 6.4.Limitations and Prohibitions on Indemnification. Notwithstanding anything to the contrary in these Bylaws, (i) in connection with a Proceeding by or in right of the Corporation, indemnification shall be limited to reasonable expenses incurred in connection with the Proceeding, except that no indemnification whatsoever shall be permitted in connection with such Proceeding if the individual was adjudged liable to the Corporation in the Proceeding; (ii) in connection with any Proceeding charging improper personal benefit to the individual, whether or not involving action in such individual’s official capacity, no indemnification whatsoever shall be permitted if the individual was adjudged liable on the basis that he or she received an improper personal benefit; and (iii) no indemnification shall be paid by the Corporation if it would violate the applicable restrictions on indemnification set forth in Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)).

Section 6.5.Payment in Advance of Expenses. The Corporation may pay for or reimburse the reasonable expenses incurred by an individual who is or was a party to a Proceeding in advance of final disposition of the Proceeding if
(i)he or she furnishes the Corporation a written affirmation of his good faith belief that he has met the standard of conduct described and referred to in Section 8.51 of the VT BCA;
(ii)he or she furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and
(iii)a determination is made in a manner authorized under the VT BCA that the facts then known to those making the determination would not preclude indemnification.

Section 6.6.Non-exclusivity. The indemnification provided under this Article VI (i) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer, employee or agent and (iii) shall inure to the benefit of the heirs, executors and administrators of such person.

Section 6.7.Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee, or agent of the Corporation, or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, fiduciary, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him or her against the same liability under the VT BCA.

Insurance. As authorized by Section 8.57 of the VBCA and Section 6.7 of the Bylaws, Union maintains in effect liability insurance covering its directors and officers and those of its wholly-owned subsidiary, Union Bank.

Limitation of Director Liability.

Section 2.02(b)(4) of the VBCA authorizes a Vermont corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, no such provision may eliminate or limit a director’s liability with respect to:

•the amount of a financial benefit received by a director to which he or she is not entitled;
•an intentional or reckless infliction of harm on the corporation or the shareholders;
•payment of unlawful distributions proscribed under Section 8.33 of the VBCA; or
•an intentional or reckless criminal act.

Article 8 of Union’s Amended and Restated Articles of Association eliminates the liability of a director to Union or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the VBCA. Article 8 reads as follows:

Section 2.    Third Party Suits. The Corporation shall indemnify any director and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 3.    Derivative Actions. The Corporation shall indemnify any director and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Section 4.    Payment in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article VIII.

Section 5.    Non-exclusivity. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall insure to the benefit of the heirs, executors and administrators of such person.

Section 6.    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

As authorized by Section 8.57 of the VBCA and Article VIII, Section 6 of the Bylaws, Union maintains in effect liability insurance covering its directors and officers and those of its wholly-owned subsidiary, Union Bank.

Limitation of Director Liability. Section 2.02(b)(4) of the VBCA authorizes a Vermont corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, no such provision may eliminate or limit a director’s liability with respect to:

•the amount of a financial benefit received by a director to which he or she is not entitled;
•an intentional or reckless infliction of harm on the corporation or the shareholders;
•payment of unlawful distributions proscribed under Section 8.33 of the VBCA; or
•an intentional or reckless criminal act.

Article 8 of Union’s Amended and Restated Articles of Association eliminates the liability of a director to Union or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the VBCA. Article 8 reads as follows:

8. Liability of Directors. A Director of the Corporation shall have no personal liability to the Corporation or to its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 of Title 11A of the Vermont Statutes Annotated, except for (a) the amount of a financial benefit received by the Director to which the Director is not entitled; (b) an intentional reckless infliction of harm on the Corporation or its shareholders; (c) a violation of Section 8.33 of Title 11A of the Vermont Statutes Annotated or (d) an intentional or reckless criminal act. This Section 8 shall not be deemed to eliminate or limit the liability of a Director for any act or omission occurring prior to the date this Section becomes effective. No amendment or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

The foregoing summaries of certain provisions of the VBCA are necessarily subject to the complete text of the applicable statutes, and are qualified in their entirety by reference thereto.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits
    The Registrant files herewith, or incorporates by reference herein to prior filings with the Commission, the following exhibits:

Exhibit
Number	Exhibit Description
4.1	Amended and Restated Articles of Incorporation of Union Bankshares, Inc. (as of August 1, 2007), previously filed with the Commission as Exhibit 3.1 to the Company’s June 30, 2007 Quarterly Report on Form 10-Q, and incorporated herein by reference.
4.2	Bylaws of Union Bankshares, Inc., as amended and restated, previously filed with the Commission on March 18, 2021 as Exhibit 99.1 to the Company's Current Report on Form 8-K, and incorporated herein by reference.
4.3	Union Bankshares, Inc. 2014 Equity Incentive Plan, as amended, previously filed with the Commission on April 12, 2022 at pages A-1 through A-20 of the definitive proxy statement for the 2022 Annual Meeting of Union’s Shareholders, and incorporated herein by reference.
5.1	Opinion of Primmer Piper Eggleston & Cramer PC regarding the legality of the securities being registered.*
23.1	Consent of Berry Dunn McNeil & Parker, LLC.*
23.2	Consent of Primmer Piper Eggleston & Cramer PC (included in Exhibit 5.1)*
99.1	Form of Award Certificate (Restricted Stock Units)*
107	Filing Fee Calculation Table*
____________________
*    Filed herewith

Item 9.    Undertakings

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment to this Registration Statement on Form S-8 by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of Vermont, on July 22, 2022.

UNION BANKSHARES, INC.
(Registrant)

By:	/s/ David S. Silverman
David S. Silverman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below on July 22, 2022 by the following persons in the capacities indicated.

/s/ David S. Silverman	/s/ Karyn J. Hale
David S. Silverman	Karyn J. Hale
Director, President and Chief Executive Officer	Vice President, Treasurer and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joel S. Bourassa	/s/ Dawn D. Bugbee
Joel S. Bourassa, Director	Dawn D. Bugbee, Director

/s/ Nancy C. Putnam	/s/ Gregory D. Sargent
Nancy C. Putnam, Director	Gregory D. Sargent, Director

/s/ Timothy W. Sargent	/s/ Janet P. Spitler
Timothy W. Sargent, Director	Janet P. Spitler, Director

/s/ Cornelius J. Van Dyke
Cornelius J. Van Dyke, Director and Board Chair

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1	Amended and Restated Articles of Incorporation of Union Bankshares, Inc. (as of August 1, 2007), previously filed with the Commission as Exhibit 3.1 to the Company’s June 30, 2007 Quarterly Report on Form 10-Q, and incorporated herein by reference.
4.2	Bylaws of Union Bankshares, Inc., as amended and restated, previously filed with the Commission on March 18, 2021 as Exhibit 99.1 to the Company's Current Report on Form 8-K, and incorporated herein by reference.
4.3	Union Bankshares, Inc. 2014 Equity Incentive Plan, as amended, previously filed with the Commission on April 12, 2022 at pages A-1 through A-20 of the definitive proxy statement for the 2022 Annual Meeting of Union’s Shareholders, and incorporated herein by reference.
5.1	Opinion of Primmer Piper Eggleston & Cramer PC regarding the legality of the securities being registered.*
23.1	Consent of Berry Dunn McNeil & Parker, LLC.*
23.2	Consent of Primmer Piper Eggleston & Cramer PC (included in Exhibit 5.1)*
99.1	Form of Award Certificate (Restricted Stock Units)*
107	Filing Fee Calculation Table*
____________________
*    Filed herewith